Exhibit 99.1

                                                            NEWS
                                                    FOR IMMEDIATE RELEASE
                                                -----------------------------
                                                Contact:   Investor Relations
                                                Tel.            949-645-2111


           BIOMERICA ANNOUNCES THE COMPLETION OF A $2 MILLION DOLLAR
                           FINANCING AT $5 PER SHARE;

             ACQUIRES "THEBIGRX.COM" THE DOMAIN NAME TO LAUNCH ITS
                          ONLINE DRUGSTORE INITIATIVE

Newport Beach, California, June 14, 1999 - Biomerica, Inc. (NASDAQ: BMRA) today announced that private investors and management purchased 400,000 shares of rule 144 restricted Biomerica common stock at $5.00 per share. The funds primarily will be used to launch the Company's on-line drug store and to enhance its management team. Biomerica said it also expects to expand the Board of Directors to guide its online strategies and that it expects to seek follow-on financing in the future.

Biomerica also announced that it has completed the acquisition of the domain name "TheBigRx.com." This site will focus on providing quality online pharmacy health care products and solutions for consumers, providers and payors. The site is being designed and developed to allow for convenient, private and low cost ordering of products as well as facilitating the interaction between participants involved in providing healthcare to individuals. The Company plans to compete with other on-line drug stores, including Drugstore.com, PlanetRx and Soma (NYSE: CVS), as well as strategically differentiating its site. TheBigRx.com plans to offer a large selection of products (initially expected to be over 20,000) at every day low prices.

Biomerica announced that it has signed a five-year deal with TheBigStore.com to leverage the technology, fully scalable transactional database systems and back-end processing of TheBigStore.com. The strategic alliance will also allow Biomerica to leverage the traffic and capabilities of TheBigHub.com meta-search engine. TheBigStore.com received a warrant to purchase 660,000 restricted shares of Biomerica common stock at $5 per share over a period of three years. Biomerica and TheBigStore.com plan to launch TheBigRx site in the fourth quarter of 1999.

"We plan to quickly implement our online drug store strategies and establish TheBigRx.com as a leading provider of products, services and content to help consumers with their healthcare needs," said Mr. Zackary S. Irani, the Chief Executive Officer of Biomerica.

About Biomerica (NASDAQ: BMRA)
Biomerica is a global medical company devoted to developing, manufacturing and marketing advanced medical diagnostic products for the early detection of diseases. The Company has recently entered into the e-commerce market through www.testathome.com and is developing an online drugstore.

About TheBigStore.com
TheBigStore.com utilizes state-of-the-art technology, processing and transactional systems to allow for scalable high volume e-commerce in a site that will offer thousands of products.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Biomerica) contains statements that are forward-looking, such as statements relating to timing of the site launch, the ability to raise additional capital, competition from other online drug stores, anticipated future revenues of the company and the potential of the Company's online drug store strategy. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future, and accordingly, such results may differ materially from those expressed in any forward-looking statements made by or on behalf of Biomerica. The potential risks and uncertainties include, among others, fluctuations in the Company's operating results due to its new business model and expansion plans, the competitive environment in which the company will be competing, the early stage of the Web as an electronic commerce medium, the Company's dependence on strategic relationships, the increased use of the Web for commerce and the Company's ability to raise additional capital.